Exhibit 99.1

Contact:
Ashlee Dunston
Sr. Director, Investor Relations and Public Affairs
adunston@atyrpharma.com

aTyr Pharma Announces Second Quarter 2026 Results, Program Prioritization and Corporate Restructuring to Support Efzofitimod Program in ILD

Company awaiting comments from FDA by the end of August 2026 on protocol submitted for planned Phase 3 study of efzofitimod in patients with pulmonary sarcoidosis.

Workforce reduction of approximately 60% and program prioritization conserves capital and aligns resources on efzofitimod program in ILD.

Enrollment completed in Phase 2 EFZO-CONNECT™ study of efzofitimod in SSc-ILD; topline results expected in the first quarter of 2027.

Ended the second quarter 2026 with $58.9 million in cash, cash equivalents, restricted cash and investments; cash runway into late 2028 based on current operations.

SAN DIEGO – August 7, 2026 – aTyr Pharma, Inc. (Nasdaq: ATYR) (“aTyr” or the “Company”), a clinical stage biotechnology company engaged in the discovery and development of first-in-class medicines from its proprietary tRNA synthetase platform, today announced second quarter 2026 results and a corporate restructuring to prioritize its efzofitimod program in interstitial lung disease (ILD), including pulmonary sarcoidosis and systemic sclerosis (SSc)-related ILD (SSc-ILD).

The program prioritization aims to focus the Company’s resources on advancing its lead asset, efzofitimod, and targeted pipeline development to conserve capital in anticipation of receiving comments from the U.S. Food and Drug Administration (FDA) on the protocol for its planned Phase 3 study of efzofitimod in pulmonary sarcoidosis, a major form of ILD. The Company submitted the protocol in June 2026 and is expecting feedback from the FDA by the end of August 2026.

“We are proactively taking decisive, necessary action to focus our resources on our lead therapeutic candidate, efzofitimod, as we await feedback from the FDA on the protocol we submitted for our planned Phase 3 study in pulmonary sarcoidosis patients with restrictive lung disease. This approach positions aTyr to advance this planned Phase 3 study efficiently and continue completing the Phase 2 EFZO-CONNECT™ study in SSc-ILD,” said Sanjay S. Shukla, M.D., M.S., President and Chief Executive Officer of aTyr. “We remain confident in the potential of efzofitimod to become a meaningful therapy for patients with these forms of ILD, and these changes are essential to our ability to achieve that goal. We are deeply grateful to our dedicated team members for their outstanding contributions, commitment, and perseverance, including those who have helped advance tRNA synthetase biology over the years.”

Program Prioritization and Corporate Restructuring

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Workforce reduction of approximately 60% will align organizational resources to support the efzofitimod program in ILD in anticipation of comments from the FDA on a protocol submitted for a planned Phase 3 study in pulmonary sarcoidosis and to complete the Phase 2 EFZO-CONNECT™ study in SSc-ILD.
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Jill Broadfoot, aTyr’s Chief Financial Officer (CFO), will step down as of September 30, 2026, and transition to serve as a consultant to the Company. Brandon Yaras, aTyr’s Vice President of Finance, will be appointed as CFO as of October 1, 2026.
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Nancy Denyes, aTyr’s General Counsel, will step down as of September 30, 2026, and transition to serve as a consultant to the Company.
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The Company expects that this restructuring and additional cost saving measures will reduce annualized operating expenses by approximately $13 million, beginning in the fourth quarter of 2026.

Second Quarter 2026 and Subsequent Period Highlights

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Protocol submitted to FDA in June 2026 for planned Phase 3 study in patients with chronic, symptomatic pulmonary sarcoidosis with restrictive lung disease. The Company is expecting feedback from the FDA by the end of August 2026. The Phase 3 trial is expected to be a global, randomized, double-blind, placebo-controlled study to evaluate the efficacy and safety of efzofitimod in patients with moderate to severe pulmonary sarcoidosis. The 54-week study will consist of two parallel cohorts randomized equally to either 5.0 mg/kg efzofitimod or placebo dosed intravenously once every 3 weeks for a total of 17 doses. The study is intended to enroll up to approximately 372 patients with symptomatic pulmonary sarcoidosis with restrictive lung disease who are receiving a stable dose of ≤ 5.0 mg daily oral corticosteroid and/or a background immunosuppressant. All background treatment will remain stable throughout the duration of the study. The primary endpoint of the study will be change from baseline in forced vital capacity (FVC) at week 48 and the key secondary endpoint will be change from baseline in the King’s Sarcoidosis Questionnaire-Lung score at week 48.
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Enrollment completed in the Phase 2 EFZO-CONNECT™ study to evaluate the efficacy, safety and tolerability of efzofitimod in patients with limited or diffuse SSc-ILD. Topline results are expected in the first quarter of 2027. This proof-of-concept study is a randomized, double-blind, placebo-controlled, 28-week study consisting of three parallel cohorts randomized 2:2:1 to either 270 mg or 450 mg of efzofitimod or placebo administered intravenously monthly for a total of six doses. The study enrolled 23 patients at multiple centers in the United States. Promising interim data from the study were reported in the second quarter of 2025.

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Post hoc analysis of Phase 3 EFZO-FIT™ study in subgroup of patients with restrictive lung disease presented in a poster at the World Association of Sarcoidosis and Other Granulomatous Disorders (WASOG) 2026 Congress in Porto, Portugal. The poster, which is titled, “Evaluating Efzofitimod in a Subset of Sarcoidosis with the Restrictive Phenotype,” demonstrated clinically meaningful benefit for FVC and improvement in multiple patient-reported outcomes for patients treated with 5.0 mg/kg efzofitimod compared to placebo. The poster is available on the Company’s website.

Second Quarter 2026 Financial Highlights and Cash Position

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Cash & Investment Position: Cash, cash equivalents, restricted cash and available-for-sale investments as of June 30, 2026, were $58.9 million. Based on its current cash and new operating expense forecast and plans, the Company anticipates that this cash position will be sufficient to fund the Company’s current operations into late 2028. Future development of efzofitimod in the planned Phase 3 study in pulmonary sarcoidosis will require the Company to obtain additional capital through equity or debt offerings, grant funding, collaborations, strategic partnerships and/or licensing arrangements.
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R&D Expenses: Research and development expenses were $6.7 million for the second quarter 2026, which consisted primarily of costs for the Phase 2 EFZO-CONNECT™ study and research and development costs for the Company’s preclinical product candidates.
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G&A Expenses: General and administrative expenses were $4.1 million for the second quarter 2026.

About Efzofitimod

Efzofitimod is a novel biologic immunomodulator in clinical development for the treatment of interstitial lung disease (ILD), a group of immune-mediated disorders that can cause inflammation and fibrosis, or scarring, of the lungs. Efzofitimod is a tRNA synthetase derived therapy that selectively modulates activated myeloid cells through neuropilin-2 to resolve inflammation without immune suppression and potentially prevent the progression of fibrosis. Efzofitimod is currently being investigated in the Phase 2 EFZO-CONNECT™ study in patients with systemic sclerosis (SSc, or scleroderma)-related ILD, and aTyr recently submitted a protocol to the FDA for a global Phase 3 study of efzofitimod in patients with pulmonary sarcoidosis, a major form of ILD. These forms of ILD have limited therapeutic options and there is a need for safer and more effective, disease-modifying treatments that improve outcomes.

About aTyr

aTyr is a clinical stage biotechnology company leveraging evolutionary intelligence to translate tRNA synthetase biology into new therapies for fibrosis and inflammation. tRNA synthetases are ancient, essential proteins that have evolved novel domains that regulate diverse pathways extracellularly in humans. aTyr’s discovery platform is focused on unlocking hidden therapeutic intervention points by uncovering signaling pathways driven by its proprietary library of domains derived from all 20 tRNA synthetases. aTyr’s lead therapeutic candidate is efzofitimod, a novel biologic immunomodulator in clinical development for the treatment of interstitial lung disease, a group of immune-mediated disorders that can cause inflammation and progressive fibrosis, or scarring, of the lungs. For more information, please visit www.atyrpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identified by the use of words such as “aims,” “anticipates,” “believes,” “can,” “designed,” “expects,” “hopes,” “intends,” “look toward,” “may,” “plans,” “potential,” “project,” “suggest,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by such safe harbor provisions for forward-looking statements and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements include, among others, statements regarding the timelines and benefits with respect to our workforce reduction and program prioritization, including the resulting conservation of capital, reduction in operating expenses, ability to timely and efficiently advance our planned Phase 3 study of efzofitimod in pulmonary sarcoidosis and ability to complete the Phase 2 EFZO-CONNECT study in SSc-ILD; our new operating expense forecast and plans and the resulting cash runway sufficiency into late 2028 based on current operations; expected cash needs to develop efzofitimod in our planned Phase 3 study in pulmonary sarcoidosis and the means of raising such capital, including through equity or debt offerings, grant funding, collaborations, strategic partnerships and/or licensing arrangements; the potential therapeutic benefits and applications of efzofitimod; timelines and plans with respect to certain development activities and development goals, including the potential receipt of comments from the FDA by late August 2026 on a protocol submitted to the FDA in June 2026 for a Phase 3 study of efzofitimod in pulmonary sarcoidosis; the proposed design of our planned Phase 3 study of efzofitimod in pulmonary sarcoidosis, including the dosing regimen, enrollment expectations, targeted endpoints, and strategy to focus on a more limited patient population; our interpretation of the results of the Phase 3 EFZO-FIT™ study and the meaning of those interpretations for our planned Phase 3 study; and our expectation that we will report topline results from the Phase 2 EFZO-CONNECT™ study in the first quarter of 2027. These forward-looking statements also reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects, as reflected in or suggested by these forward-looking statements, are reasonable, we can give no assurance that the plans, intentions, expectations, strategies or prospects will be attained or achieved. All forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain. Furthermore, actual results may differ materially from those described in these forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainty related to interactions with the FDA in general, risks related to our reliance on third-party partners and the potential that such partners may not perform as anticipated, the fact that NRP2 and tRNA synthetase biology is not fully understood, uncertainty regarding the ultimate long-term impact of evolving macroeconomic and geopolitical conditions, the risks associated with targeting a more limited patient population in our planned Phase 3 study of efzofitimod in pulmonary sarcoidosis, the risk of delays in our clinical trials, risks associated with the discovery, development and regulation of our existing or future product candidates, including the uncertainty of related costs and regulatory filings and the risk that results from clinical trials or other studies may not support further development, the risk that we may cease or delay preclinical or clinical development activities for any of our existing or future product candidates for a variety of reasons (including difficulties or delays in patient enrollment in planned clinical trials), the fact that our collaboration agreements are subject to early termination, the risk that our assumptions and forecasts with respect to our workforce reduction and program prioritization may be materially inaccurate, the risk that our existing cash resources may be insufficient to fund our current operations for as long as anticipated due to changes in our operating plans, unanticipated expenses or other factors, and the risk that we may not be able to raise the additional funding required for our business and product development plans, as well as those risks set forth in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in our other SEC filings. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ATYR PHARMA INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	(unaudited)
Operating expenses:
Research and development	6,748	15,384	14,065	27,198
General and administrative	4,133	4,929	8,252	8,888
Total operating expenses	10,881	20,313	22,317	36,086
Loss from operations	(10,881)	(20,313)	(22,317)	(36,086)
Total other income (expense), net	571	781	1,215	1,673
Consolidated net loss	(10,310)	(19,532)	(21,102)	(34,413)
Net loss attributable to noncontrolling interest in Pangu BioPharma Limited	1	1	2	2
Net loss attributable to aTyr Pharma, Inc.	$(10,309)	$(19,531)	$(21,100)	$(34,411)
Net loss per share, basic and diluted	$(0.11)	$(0.22)	$(0.22)	$(0.39)
Shares used in computing net loss per share, basic and diluted	98,069,915	90,120,235	98,056,949	88,312,722

ATYR PHARMA INC.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2026	2025
	(unaudited)
Cash, cash equivalents, restricted cash and available-for-sale investments	$58,913	$80,922
Other receivables	426	873
Property and equipment, net	4,127	4,263
Operating lease, right-of-use assets	5,353	5,524
Financing lease, right-of-use assets	298	596
Prepaid expenses and other assets	708	825
Total assets	$69,825	$93,003

Accounts payable and accrued expenses	$9,932	$13,682
Current portion of operating lease liability	946	836
Current portion of financing lease liability	518	630
Long-term operating lease liability, net of current portion	9,799	10,308
Long-term financing lease liability, net of current portion	36	259
Total stockholders’ equity	48,594	67,288
Total liabilities and stockholders’ equity	$69,825	$93,003